Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Rayonier Advanced Materials Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	2,573,000(2)	$3.79 (3)	$9,751,670 (3)	$153.10 per $1,000,000	$1,492.99
Total Offering Amounts					$9,751,670		$1,492.99
Total Fee Offsets							—
Net Fee Due							$1,492.99

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional shares of common stock, par value $0.01 per share, of Rayonier Advanced Materials Inc. (“Common Stock”) that may be offered, issued or sold in connection with certain corporate transactions or events, including a stock split, stock dividend or similar transaction.

(2)	Represents shares of Common Stock being registered hereon that are issuable pursuant to the Rayonier Advanced Materials Inc. 2023 Incentive Stock Plan, as Amended and Restated.
(3)	Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average high and low sale prices for shares of Common Stock as reported on the New York Stock Exchange on June 2, 2025.